EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Thomas A. H. White
Vice President,
Investor Relations
423.755.8996

Linnea R. Olsen
Director
Corporate Relations
207.575.4452

UNUMPROVIDENT
CORPORATION

1 FOUNTAIN SQUARE,
CHATTANOOGA, TN 37402

2211 CONGRESS STREET,
PORTLAND, ME 04122

www.unumprovident.com

July 18, 2002

UnumProvident Estimates Net Realized Investment
Losses for the Second Quarter of 2002

UnumProvident Corporation (NYSE: UNM) announced today that it expects to report after-tax net realized investment losses within a range of $55.0 million to $60.0 million for the second quarter of 2002. This range is based upon currently available information. The losses primarily result from write-downs of fixed-income holdings in WorldCom, TeleGlobe, and Adelphia, along with other smaller investments, which were partially offset by realized gains from sales of securities. For the first quarter of 2002, the Company reported after-tax net realized investment losses of $77.3 million.

The Company plans to report its second quarter results on August 6 at approximately 4:00 p.m. ET.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident, with assets of $42.4 billion and stockholders’ equity of $5.7 billion as of March 31, 2002, has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, and effectiveness with supporting product offerings and providing customer service. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2001, and in subsequently filed 10-Qs. The forward-looking statements are being made as of the date of this press release, and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

© 2001 and 2002 UnumProvident Corporation. UnumProvident, the combined name and logo is a service mark of UnumProvident Corporation. All rights reserved.

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